AUDIOVOX CORPORATION FINALIZES UTSTARCOM DEAL

Hauppauge, NY, April 6, 2005 . . . Audiovox Corporation (NASDAQ: VOXX) announced today that it has received the final escrow payment and the remaining balance of outstanding net working capital adjustments associated with the sale of its cellular subsidiary's business, Audiovox Communications Corp. (ACC) to UTStarcom, Inc. (NASDAQ: UTSI). One hundred percent of the escrow was paid, as there were no disputes or adjustments to the transaction.

In total, the Company received gross proceeds of $322.1 million, which includes the total purchase price of $165.1 million, $148.5 million in collected accounts receivables and $8.5 in net working capital adjustments. John Shalam, Chairman, President and CEO of Audiovox Corporation added, "As we have stated before, we believe this transaction was in the best interest of our Company and its shareholders. The Company collected all of the proceeds anticipated at the signing of this deal." Shalam further stated, "We now look forward to using the proceeds to build our portfolio of brands and continue the search for synergistic and strategic acquisitions that will help fuel our company's future growth." About Audiovox Audiovox Corporation is a leading international distributor and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2004.

Company Contact:                        Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO              Glenn Wiener
Audiovox Corporation                    GW Communications
(631) 231-7750                          (212) 786-6011 or gwiener@GWCco.com






















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